Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-129097) and on Form S-3 (No. 333-131468) of our report dated March 27, 2007, with respect to the consolidated financial statements of Tri-S Security Corporation which are included in the Company’s Form 10-K for the year ended December 31, 2006.

/s/ Tauber & Balser, P.C.

Atlanta, Georgia

March 27, 2007